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Exhibit 99

August 2, 2005

AMERITYRE AND ACE PRODUCTS SIGN MEMORANDUM OF UNDERSTANDING

Boulder City, NV, August 2 /PRNewswire-FirstCall/- Amerityre Corporation (OTC Bulletin Board: AMTY). Richard Steinke, President and CEO of Amerityre Corporation, today announced that Amerityre has entered into a non-binding Memorandum of Understanding with Ace Products, LLC, for a proposed transaction involving the licensing of certain technology and the sale of certain manufacturing equipment and inventory.

The Memorandum of Understanding contemplates the execution of definitive agreements and a closing not later than September 16, 2005. Under the proposed terms, Amerityre intends to provide a license to Ace for the manufacture and sale of low-duty non-highway-use tires. Amerityre also proposes to sell to Ace certain equipment for the manufacture of such tires, as well as existing inventory of Amerityre's closed-cell polyurethane Flatfree
(TM) tire products. The license is expected to include provisions for Amerityre to supply chemicals to Ace for the manufacture of designated tire products during the license term. The transaction is further conditioned on Ace's satisfactory completion of due diligence and receipt of acceptable acquisition financing.

Mr. Steinke commented, "Ace Products has a commanding presence in key domestic markets, including agriculture, outdoor product equipment and mobility sectors. We believe that this license provides Ace with an excellent opportunity to expand domestic markets for its products by manufacturing and selling tires utilizing Amerityre's proprietary technology. This proposed license arrangement is in keeping with Amerityre's overall business strategy, and signifies validation of one of its core competencies, its closed-cell low-duty foam product technology."

Jeff Krajacic, President of Ace Products commented, "The addition of the Amerityre product offering helps to expand ACE's product portfolio to better serve our customers and new markets. ACE continues to expand its portfolio of products and services so that we may become a one-stop shop whereby we can fulfill all of our customers plastic and rubber needs far beyond just wheels and tires. This arrangement will help ACE become a preferred supplier to a broader customer base."

Ace Products, LLC, headquartered in Newport, Tennessee, has three full-service manufacturing facilities that provide manufacturers with a full line of semi-pneumatic rubber tires, solid rubber tires and plastic wheel assemblies for light-duty and heavy-duty applications.

Established in 1995, Amerityre has been actively involved in the development of proprietary technologies for manufacturing Flatfree tires for bicycles, wheel barrows, handtrucks and lawn and garden products from a closed-cell polyurethane foam. Amerityre is also actively engaged in the development of additional proprietary technology to produce polyurethane elastomer tires for passenger car and other highway applications.

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For more information on Amerityre, visit its website at www.amerityre.com.

Certain information contained in this press release may constitute forward-looking statements. Such statements are made based upon current expectations that are subject to risk and uncertainty. Amerityre does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information. Specifically, the signing of the above Memorandum of Understanding represents a non-binding agreement between the parties. The transaction and the terms thereof are subject to the execution of definitive agreements.